The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated May 17, 2011

Preliminary Pricing Supplement No. 60 to Product Prospectus Supplement No. R-1 dated May 3, 2011 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 May 17, 2011

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)

$ RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

■ Interest will be payable monthly on the   th of each month, commencing June   , 2011.

■ The initial interest rate will be 4.00% per annum from, and including, May   , 2011 to, but excluding, May   , 2013 (the first two years of the term of the securities).

■ Thereafter, the per annum interest rate for each month-long Interest Determination Period will be equal to the applicable CPI Inflation Change plus 2.00%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 8.00% per annum.

■ CPI Inflation Change equals the year-over-year percentage change in the Consumer Price Index between (i) the month that is 15 months prior to the month in which the applicable Interest Determination Period begins, and (ii) the month that is three months prior to the month in which the applicable Interest Determination Period begins, calculated as described in this pricing supplement.

■ 100% repayment of principal plus any accrued and unpaid interest at maturity.  All payments of interest and repayment of principal at maturity are subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■ 10-year term (approximately).

■ No listing on any securities exchange.
$1,000 principal amount per RBS Capped Fixed-to- Floating Rate Note
Expected* dates:
Pricing Date:	May 20, 2011
Settlement Date:	May 25, 2011
Maturity Date:	May 25, 2021
CUSIP / ISIN No.: 78009PAM3 / US78009PAM32

*Expected. In the event that we make any change to the expected pricing date or settlement date, the maturity date will be changed so that the stated term of the securities remains the same.  See also “Clearance and Settlement” on page PS-10 of this pricing supplement.

The RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May   , 2021 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” and “Additional Risk Factor” on page PS-4 of this pricing supplement and beginning on page S-10 of Product Prospectus Supplement No. R-1 (the “product supplement”).
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security	Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount(2)	$	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-13 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.
(2) If the securities were priced for sale today, RBS Securities Inc. (“RBSSI”) would receive a commission of approximately $29.00 per Note, and RBSSI would use a portion of that commission to pay selling concessions to other dealers of approximately $26.50 per security.  The actual commission received by RBSSI may be more or less than $29.00 per security, and will depend on market conditions on the pricing date.  In no event will the commission received by RBSSI, including concessions to be allowed to other dealers, exceed $47.50 per Note.  For additional information see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

RBS Securities Inc. May , 2011

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Summary

The RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May   , 2021 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of principal, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

The securities provide investors with monthly interest payments.  The securities will accrue interest at the rate of 4.00% per annum for the first two years of the term of the securities.  Thereafter, the securities will accrue interest at an annual rate equal to the applicable CPI Inflation Change plus a spread of 2.00%, as described below, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 8.00% per annum.  We will pay to you at maturity the principal amount of your securities plus any accrued and unpaid interest, subject to our credit risk.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.
Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	10 years (approximately)
Maturity Date:
May   , 2021.  If the scheduled Maturity Date is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Payment at Maturity:
On the Maturity Date, you will be entitled to receive the principal amount and any accrued and unpaid interest on the securities, subject to the credit risk of RBS, as issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Interest Rates:
Interest on the securities will accrue at the following rates:

•  4.00% per annum from and including May   , 2011 to but excluding May   , 2013 (the first two years of the term of the securities); and

•  Thereafter, the per annum interest rate with respect to each Interest Determination Period will be equal to the CPI Inflation Change in respect of such Interest Determination Period plus a spread of 2.00%, subject to a minimum interest rate of 0.00% per annum and a maximum interest rate of 8.00% per annum.

Interest on the securities will be calculated on the basis of a 360-day year of twelve 30-day months and interest rates will be rounded to five decimal places.

Interest Payment Dates:
  th of each month, beginning on June   , 2011.  If any Interest Payment Date falls on a day that is not a business day, we will make the required payment on the next business day and no additional interest will accrue in respect of the payment made on the next business day.

Interest Determination Periods:
Monthly.  The first Interest Determination Period will commence on, and will include, the original date of issuance of the securities on May   , 2011, and will end on, but will exclude, the first Interest Payment Date.  Thereafter, each Interest Determination Period will commence on, and will include, an Interest Payment Date, and will extend to, but will exclude, the next succeeding Interest Payment Date or the Maturity Date, as applicable.

Fixed Rate Interest Determination Period:	Each Interest Determination Period from, and including, the original date of issuance of the securities to, but excluding, May , 2013.
Floating Rate Interest Determination Period:	Each Interest Determination Period from, and including, May , 2013, to but excluding the Maturity Date.
CPI Inflation Change:	The calculation agent will determine the CPI Inflation Change (the “Reference Rate”) based on the following formula and rounded to five decimal places: (CPIA / CPIB) – 1.
Consumer Price Index:
The Consumer Price Index (“CPI”) is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”) and reported on Bloomberg or any successor service, as described more fully in the heading “The Reference Rate” in this pricing supplement.

CPIA:
The level of the CPI first published by the BLS, without regard to any subsequent corrections or revisions to that first published level, for the month that is three calendar months prior to the month in which the applicable Interest Determination Period begins.  For example, CPIA for the interest to be paid in June of each year after the second year of the term of the securities will be the CPI for the preceding February.

CPIB:
The level of the CPI first published by the BLS, without regard to any subsequent corrections or revisions to that first published level, for the month that is 15 calendar months prior to the month in which the relevant interest payment begins.  For example, CPIB for the interest to be paid in June of each year after the second year of the term of the securities will be the CPI for the second preceding February.

Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Examples of Interest Rate Calculations

Set forth below are three hypothetical examples of the calculation of the interest rates that would accrue on the securities after the second year of the term of the securities.  The examples show, for the Interest Determination Period commencing on, and including, May   , 2013 to, but excluding, June   , 2013, the calculations for (i) the applicable interest rate per annum (rounded to five decimal places) and (ii) the interest payment for the corresponding Interest Payment Date of June   , 2013 (rounded to two decimal places), based on a hypothetical level of the CPI for February 2012 (i.e. CPIB) of 222.345, the spread of 2.00%, a minimum interest rate of 0.00% per annum and a maximum interest rate of 8.00% per annum.

These examples are for purposes of illustration only.  The actual interest that will accrue on the securities after the second year of its term will depend on the actual CPI Inflation Change applicable to the relevant Interest Determination Period.

EXAMPLE 1 — The hypothetical level of the CPI for February 2013 (i.e. CPIA) is 205.428, which is less than CPIB.

CPI Inflation Change	=	205.428	- 1	=	-7.60845%
222.345

The hypothetical annual rate of interest for the Interest Determination Period would be:
CPI Inflation Change (-7.60845%) + the spread (2.00%) = -5.60845% per annum

Because the annualized interest rate applicable to any interest period cannot be less than the minimum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 0.00% per annum.

Hypothetical interest payment on the Interest Payment Date	= $0.00 per security

EXAMPLE 2 — The hypothetical level of the CPI for February 2013 (i.e. CPIA) is 222.549, which is more than CPIB.

CPI Inflation Change	=	222.549	- 1	=	0.09175%
222.345

The hypothetical annual rate of interest for the Interest Determination Period would be:
CPI Inflation Change (0.09175%) + the spread (2.00%) = 2.09175% per annum.

Hypothetical interest rate for the Floating Rate Interest Determination Period	= 2.09175% x (30 / 360)
= 0.17431%.

Hypothetical interest payment on the Interest Payment Date	= $1,000 x 0.17431%
= $1.74 per security.

EXAMPLE 3 — The hypothetical level of the CPI for February 2013 (i.e. CPIA) is 239.782, which is more than CPIB.

CPI Inflation Change	=	239.782	- 1	=	7.84232%
222.345

The hypothetical annual rate of interest for the Interest Determination Period would be:

CPI Inflation Change (7.84232%) + the spread (2.00%) = 9.84232% per annum.

Because the annualized interest rate applicable to any interest period cannot be greater than the maximum interest rate, the hypothetical interest rate for the Interest Determination Period would be equal to 8.00% per annum.

Hypothetical interest rate for the Interest Determination Period	= 8.00000% x (30 / 360)
= 0.66667%

Hypothetical interest payment on the Interest Payment Date	= $1,000 x 0.66667%
= $6.67 per security

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-10 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	It is possible that you may receive below-market interest in respect of one or more Fixed Rate Interest Determination Periods.

•	It is possible that you may receive no interest, or only a limited amount of interest, in respect of one or more Floating Rate Interest Determination Periods.

•	Your yield may be less than the yield on a conventional debt security of comparable maturity.

•	The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and credit spreads may adversely affect the value of the securities.

•	Your return will be limited by the maximum interest rate.

•	Because the securities accrue interest at a floating rate during the Floating Rate Interest Determination Periods, you may receive a lesser amount of interest in the future.

•	The securities may not be a suitable investment for you.

•	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

•	The securities will not be listed on any securities exchange, and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•
In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the cash you will receive upon redemption of the securities is uncertain.

•	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the fixed-to-floating rate securities.

•	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

•
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the level of the Reference Rate and therefore the value of the securities.

Additional Risk Factor

•
The Bureau of Labor Statistics of the U.S. Department of Labor (“BLS”), as sponsor of the CPI, may adjust the calculation of the CPI in a way that affects its value, and the BLS has no obligation to consider your interests.  We cannot assure you that the BLS will not change the method by which it calculates the CPI in a way that reduces the level of the CPI.  Similarly, the BLS may alter, discontinue, or suspend calculation or dissemination of the CPI.  Any of these actions could adversely affect the value of the securities.  The BLS will have no obligation to consider your interests in calculating or revising the CPI.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Investor Considerations

You may wish to consider an investment in the securities if:

•	You seek an investment linked to the level of the CPI, as determined by the CPI Inflation Change.

•
You anticipate that, after the second year of the term of the securities, the level of the CPI will increase such that the CPI Inflation Change on each reference rate determination date will be sufficient to provide you with your desired return.

•
With respect to the Fixed Rate Interest Determination Periods (during the first two years of the term of the securities), you are willing to assume the risk that market interest rates may be greater than the applicable interest rate on your securities.

•
With respect to the Floating Rate Interest Determination Periods (after the second year of the term of the securities), you are willing to have interest accrue based on the CPI Inflation Change, and you accept that the securities may pay no interest, or may pay interest at a very low rate.

•	You accept that the interest rate on your securities applicable to any Floating Rate Interest Determination Period will be capped at the maximum interest rate of 8.00% per annum.

•
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including the actual and perceived creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You do not seek an investment linked to the level of the CPI, as determined by the CPI Inflation Change.

•
You anticipate that, after the second year of the term of the securities, the level of the CPI will decrease or that the CPI Inflation Change on each reference rate determination date will not be sufficient to provide you with your desired return.

•	You are unwilling to forgo guaranteed market rates of interest for the term of the securities.

•	You are unable to accept the risk that the securities may pay no interest, or may pay interest at a very low rate, in respect of any Floating Rate Interest Determination Period.

•	You seek a return on your investment that will not be capped at the maximum interest rate of 8.00% per annum with respect to each Floating Rate Interest Determination Period.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

The Reference Rate

The securities are linked to the CPI Inflation Change (the “Reference Rate”), which will be determined by the calculation agent, and will be equal to the percentage change in the Consumer Price Index (the “CPI”) between (a) the month that is 15 months prior to the month in which the applicable Interest Determination Period begins, and (ii) the month that is three months prior to the month in which the applicable Interest Determination Period begins, calculated as described in this pricing supplement.

THE CONSUMER PRICE INDEX

We have obtained all information regarding the CPI contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available sources.  This information reflects the policies of, and is subject to change by, the Bureau of Labor Statistics of the U.S. Department of Labor (the “BLS”). The BLS is not involved in the offering of the securities in any way and has no obligation to consider your interests as a holder of the securities.  The BLS has no obligation to continue to publish the CPI, and may discontinue publication of the CPI at any time in its sole discretion.  The consequences of the BLS discontinuing publication of the CPI are described in the accompanying product supplement, under “Description of the Securities—Reference Rates—CPI Rate.”  None of the issuer, the guarantor, the calculation agent, or the selling agent assumes any responsibility for the calculation, maintenance, or publication of the CPI or any successor index, or the accuracy or completeness of any information relating to the CPI.

The CPI for purposes of the securities is the non-revised index of U.S. City Average All Items Consumer Price Index before seasonal adjustment, which is published monthly by the BLS.  The BLS makes the majority of its consumer price index data and press releases publicly available immediately at the time of release.  The CPI is published by the BLS on its internet website www.bls.gov/cpi/home.htm, and is currently available only for reference purposes on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>”.  A schedule of the dates for upcoming releases of the CPI may be found at the BLS’s internet website at http://www.bls.gov/schedule/news_release/cpi.htm.  Please note that the information that may be included in these websites is not part of, nor should it be deemed to be incorporated into, this pricing supplement.

The CPI is a measure of prices paid by urban consumers in the U.S. for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, drugs, and charges for doctor and dentist services.  User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds, and life insurance are not included.  The CPI includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees, and others not in the labor force.  In calculating the CPI, prices for the various items are averaged together with weights that represent their importance in the spending of urban households in the U.S.  The BLS periodically updates the contents of the market basket of goods and services and the weights assigned to the various items to take into account changes in consumer expenditure patterns.  The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.000.  The base reference period for the CPI is the 1982-1984 average. The CPI for a particular calendar month is published during the following month.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

HISTORICAL INFORMATION

We have provided the following historical information to help you evaluate the behavior of the CPI in various periods.  The historical performance of the CPI should not be taken as an indication of the future performance of the CPI or the securities.  Fluctuations in the level of the CPI make the securities’ interest rate difficult to predict and can result in an interest rate to investors that is lower than anticipated.  Fluctuations in the CPI and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Neither the issuer nor the guarantor can guarantee that the year-over-year levels of the CPI will be maintained or will increase over the term of the securities so that you will receive any minimum rate of interest for any Floating Rate Interest Determination Period over the term of the securities.  The actual interest rate on the securities for any Floating Rate Interest Determination Period will depend on the actual levels of the CPI in the applicable calendar months.

The following table shows the historical monthly levels of the CPI from January 2005 through April 2011, as reported by the BLS and published on the Bloomberg® website, www.bloomberg.com, under the symbol “CPURNSA <Index>“, as well as the percentage change of each monthly CPI level as compared to the CPI level of the prior year. We do not make any representation or warranty as to the accuracy or completeness of the CPI data in the table below.

Monthly Levels of the CPI and Year–Over–Year Percentage Changes in the Level of the CPI
	2005		2006		2007		2008		2009		2010		2011
	Level	Y-O-Y Change	Level	Y-O-Y Change	Level	Y-O-Y Change	Level	Y-O-Y Change	Level	Y-O-Y Change	Level	Y-O-Y Change	Level	Y-O-Y Change
January	190.700	2.96976%	198.300	3.98532%	202.416	2.07564%	211.080	4.28029%	211.143	0.02985%	216.687	2.62571%	220.223	1.63185%
February	191.800	3.00752%	198.700	3.59750%	203.499	2.41520%	211.693	4.02656%	212.193	0.23619%	216.741	2.14333%	221.309	2.10758%
March	193.300	3.14835%	199.800	3.36265%	205.352	2.77878%	213.528	3.98146%	212.709	-0.38356%	217.631	2.31396%	223.467	2.68160%
April	194.600	3.51064%	201.500	3.54573%	206.686	2.57370%	214.823	3.93689%	213.240	-0.73689%	218.009	2.23645%	224.906	3.16363%
May	194.400	2.80275%	202.500	4.16667%	207.949	2.69086%	216.632	4.17554%	213.856	-1.28144%	218.178	2.02099%
June	194.500	2.53031%	202.900	4.31877%	208.352	2.68704%	218.815	5.02179%	215.693	-1.42678%	217.965	1.05335%
July	195.400	3.16790%	203.500	4.14534%	208.299	2.35823%	219.964	5.60012%	215.351	-2.09716%	218.011	1.23519%
August	196.400	3.64116%	203.900	3.81874%	207.917	1.97008%	219.086	5.37186%	215.834	-1.48435%	218.312	1.14810%
September	198.800	4.68668%	202.900	2.06237%	208.490	2.75505%	218.783	4.93693%	215.969	-1.28621%	218.439	1.14368%
October	199.200	4.34783%	201.800	1.30522%	208.936	3.53617%	216.573	3.65519%	216.177	-0.18285%	218.711	1.17219%
November	197.600	3.45550%	201.500	1.97368%	210.177	4.30620%	212.425	1.06957%	216.330	1.83830%	218.803	1.14316%
December	196.800	3.41566%	201.800	2.54065%	210.036	4.08127%	210.228	0.09141%	215.949	2.72133%	219.179	1.49572%

The following table shows hypothetical interest rates that would have been in effect for the applicable month in respect of the securities based on the historical levels of the CPI presented above, based on a spread of 2.00%, a minimum interest rate of 0.00% and a maximum interest rate of 8.00%.  The hypothetical interest rates that follow are intended to illustrate the effect of general trends in the CPI on the amount of interest payable to you on the securities.  However, the CPI may not increase or decrease over the term of the securities in accordance with any of the trends depicted by the historical information in the table below, and the size and frequency of any fluctuations in the CPI level over the term of the securities may be significantly different than the volatility of the CPI indicated in the above table.  As a result, the hypothetical interest rates depicted in the table below should not be taken as an indication of the actual interest rates that will be paid on the interest payment dates over the term of the securities.

Hypothetical Interest Rates Based on Historical CPI Levels
	2006	2007	2008	2009	2010	2011
January		3.30522%	5.53617%	5.65519%	1.81715%	3.17219%
February		3.97368%	6.30620%	3.06957%	3.83830%	3.14316%
March		4.54065%	6.08127%	2.09141%	4.72133%	3.49572%
April	5.98532%	4.07564%	6.28029%	2.02985%	4.62571%	3.63185%
May	5.59750%	4.41520%	6.02656%	2.23619%	4.14333%
June	5.36265%	4.77878%	5.98146%	1.61644%	4.31396%
July	5.54573%	4.57370%	5.93689%	1.26311%	4.23645%
August	6.16667%	4.69086%	6.17554%	0.71856%	4.02099%
September	6.31877%	4.68704%	7.02179%	0.57322%	3.05335%
October	6.14534%	4.35823%	7.60012%	0.00000%	3.23519%
November	5.81874%	3.97008%	7.37186%	0.51565%	3.14810%
December	4.06237%	4.75505%	6.93693%	0.71379%	3.14368%

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Disclaimer by the Issuer, the Guarantor and the Calculation Agent

All information in this pricing supplement relating to the CPI is derived from Bloomberg, the Bureau of Labor Statistics of the U.S. Department of Labor, and other public sources.  Neither the issuer nor the guarantor nor the calculation agent has independently verified any such information.  Neither the issuer nor the guarantor nor the calculation agent shall have any responsibility for any error or omissions in the calculation and publication of the CPI.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The discussion that follows assumes this treatment.

Interest accruals. Interest income earned with respect to the securities will be non-U.S.-source income. Regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from (and may be significantly higher than) the interest payments you receive in that year. The comparable yield generally is the yield at which, in similar general market conditions, we could issue a fixed-rate debt instrument with terms similar to those of the securities, including the level of subordination, term and timing of payments, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the securities. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a series of payments the amount and timing of which would produce a yield to maturity on the securities equal to the comparable yield.

Sale, exchange or retirement.  Upon a sale, exchange or retirement of a security (including at maturity), you generally will recognize taxable gain or loss equal to the difference between the amount you receive and your tax basis in the security. Your tax basis in a security will equal its cost, increased by the amount of interest income you have previously accrued (determined without regard to adjustments due to discrepancies between projected and actual payments) and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the security. Any gain recognized upon a sale, exchange or retirement of a security (including at maturity) generally will be treated as interest income. Any loss will be treated first as ordinary loss, generally to the extent of previous interest inclusions, and then as capital loss.

Comparable yield and projected payment schedule.  We will determine the comparable yield on the pricing date and provide the comparable yield and the related projected payment schedule in the final pricing supplement for the securities. If the securities were priced on May 16, 2011, the comparable yield would be an annual rate of 4.515%, compounded monthly. However, the actual comparable yield could be higher or lower than this rate. The projected payment schedule consists of the following payments:

	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
January
February
March
April
May
June
July
August
September
October
November
December

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated May 3, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. R-1 dated May 3, 2011:
http://www.sec.gov/Archives/edgar/data/729153/000095010311001658/dp22340_424b5-r1.htm

•	Prospectus dated May 18, 2010:
http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Capped Fixed-to-Floating Rate Notes Linked to the Consumer Price Index due May , 2021

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.